Exhibit 3.1

AMENDMENT

TO THE BY-LAWS OF

SERVOTRONICS, INC.

By resolutions adopted by the Board of Directors of Servotronics, Inc. (the “Corporation”), the Board of Directors authorized the following amendments to the Corporation’s By-laws, as amended, effective January 1, 2008:

1.  Article V of the Corporation’s By-laws is to be deleted in its entirety and replaced by the following:

ARTICLE V - CAPITAL STOCK

Section 5-1.  Stock Certificates.  The capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed, either manually or by facsimile, by or in the name of the Corporation by (1) the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and (2) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5-2.  Determination of Stockholders of Record.  The Board of Directors may fix in advance a record date to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend, or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Such date shall be not more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5-3.  Transfer of Shares.  Transfer of shares shall be made on the books of the Corporation only upon receipt by the Corporation or its transfer agent of appropriate documents evidencing such transfer and, in the case of stock represented by a certificate, upon surrender of the share certificate, duly endorsed and otherwise in proper form for transfer, which certificate shall be cancelled at the time of the transfer. No transfer of shares shall be made on the books of this Corporation if such transfer is in violation of a lawful restriction noted conspicuously on the certificate.

Section 5-4.  Lost Share Certificates.  Unless waived in whole or in part by the Board of Directors from time to time, any person requesting the issuance of a new certificate or uncertificated shares in lieu of an alleged lost, destroyed, mislaid or wrongfully taken certificate, shall (1) make an affidavit or affirmation of the facts and circumstances surrounding the same; (2) advertise such facts to the extent and in the manner the Board of Directors may require; and (3) give to the Corporation a bond of indemnity with an acceptable surety. Thereupon a new share certificate or uncertificated shares shall be issued in lieu of the alleged lost, destroyed, mislaid or wrongfully taken certificate, provided that the request therefore has been made before the Corporation has notice that such shares have been acquired by a bona fide purchaser.

The foregoing is certified as an amendment to the By-laws of the Corporation, adopted by the Board of Directors effective as of January 1, 2008.

/s/ Michael D. Trbovich

Michael D. Trbovich

Corporate Secretary